Exhibit 99.4

NBTY, INC.

LETTER TO
DEPOSITORY TRUST COMPANY PARTICIPANTS
FOR
OFFER FOR ALL OUTSTANDING
$200,000,000 7 1/8% SENIOR SUBORDINATED NOTES DUE 2015
IN EXCHANGE FOR
REGISTERED
$200,000,000 7 1/8% SENIOR SUBORDINATED NOTES DUE 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2006 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS EXTENDED, IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Depository Trust Company Participants:

        We are enclosing herewith the materials listed below relating to the offer (the "Exchange Offer") by NBTY, Inc. (the "Company") and the guarantors (the "Guarantors") set forth in the Prospectus (as hereinafter defined) to exchange up to $200,000,000 aggregate principal amount of their 7 1/8% Senior Subordinated Notes due 2015 and the related guarantees (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for up to $200,000,000 aggregate principal amount of their outstanding 7 1/8% Senior Subordinated Notes due 2015 and the related guarantees (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Prospectus dated            , 2006 (the "Prospectus") and the related Letter of Transmittal.

        We are enclosing copies of the following documents:

  1.
  Prospectus dated            , 2006;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery;

  4.
  Letter to Clients (of the Registered Holder); and

  5.
  Instruction to Registered Holder from Beneficial Owner ("Instruction Letter").

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2006, unless extended by the Company.

        The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Notes (a "Holder") will represent to the Company that (i) the Exchange Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the Exchange Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the Exchange Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) the Holder and each person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in the Brown & Wood LLP no-action letter (available February 7, 1997), the Shearman & Sterling no-action letter (available July 2, 1993), the K-III Communications Corporation no-action letter (available May 14, 1993), the Morgan Stanley & Co., Incorporated no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any Exchange Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate" of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction Letter contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations and warranties.

        The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid all transfer taxes, if any, applicable to the transfer and exchange of Outstanding Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

        Any inquiries you may have relating to the Exchange Offer and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

By Registered and Certified Mail The Bank of New York 101 Barclay Street, Floor 8W New York, New York 10286 Attention: Corporate Trust Administration	By Overnight Courier or Regular Mail The Bank of New York 101 Barclay Street, Floor 8W New York, New York 10286 Attention: Corporate Trust Administration	By Hand Delivery The Bank of New York 101 Barclay Street, Floor 8W New York, New York 10286 Attention: Corporate Trust Administration
By Facsimile Transmission: (212) 815-5707
By Telephone: (800) 934-6802
Very truly yours,
NBTY, INC.